EXHIBIT 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and in the related Prospectus of First Advantage Corporation and to the incorporation by reference of our report dated April 25, 2003 (except for the third paragraph of Note 5, as to which the date is May 29, 2003), with respect to the financial statements for the years ended December 31, 2002 of Realeum, Incorporated included in First Advantage Corporation’s amended 8-K/A filed with the Securities and Exchange Commission on July 2, 2004.

/s/ ERNST & YOUNG LLP

McLean, Virginia

July 22, 2004